Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 23 day of June, 2011, but is effective as of the Commencement Date (as hereinafter defined), by and between HORNBECK OFFSHORE OPERATORS, LLC, a Delaware limited liability company (the “Employer”), and SAMUEL A. GIBERGA, residing at 10 Cherokee Lane, Covington, Louisiana 70433 (the “Employee”).

WITNESSETH:

1. Employment. Employer has employed and hereby continues to employ Employee, and Employee hereby accepts such continued employment, upon the terms and subject to the conditions set forth in this Agreement. Employee shall be employed by Employer but may serve (and if requested by Employer shall serve) as an officer and/or director of its parent, Hornbeck Offshore Services, Inc., a Delaware corporation (“Parent”), or any subsidiary or affiliate of Employer or Parent.

2. Term. The term of employment under this Agreement shall commence on January 1, 2011, (the “Commencement Date”) and shall continue through December 31, 2013; provided, however, that beginning on January 1, 2012, and on every January 1 thereafter (each a “Renewal Date”), the then existing term of this Agreement shall automatically be extended one additional year unless either party gives the other written notice of termination at least ninety (90) days prior to any such Renewal Date. Written notice by Employer shall be solely pursuant to a duly adopted resolution of Employer’s or Parent’s board of directors. Upon delivery of such notice of nonrenewal from Employer to Employee, Employee shall be entitled to payment by Employer of an amount equal to one half of Employee’s basic annualized salary for the year preceding such notice of nonrenewal, payable to Employee upon termination of his employment. Following the date of termination of this Agreement, except as set forth in the preceding sentence, Employee shall have no further rights, including but not limited to rights under Section 8, or obligations hereunder, except obligations set forth in Sections 10 and 11.

3. Compensation and Benefits.

(a) Employer shall pay to Employee as compensation for all services rendered by Employee a basic annualized salary of $275,000 during the initial three (3) year term of this Agreement (the “Basic Salary”), or such other sums as the parties may agree on from time to time, payable semi-monthly or in other more frequent installments, as determined by the Board (as hereinafter defined). The compensation committee of the board of directors of Parent, by providing direction through the board of directors of Employer (collectively, the board of directors of Parent, the compensation committee of Parent and the board of directors of Employer are referred to as the “Board”) shall have the right to increase Employee’s compensation from time to time and Employee shall be entitled to an annual review thereof or more frequently as determined by the Board. In addition, the Board, in its discretion, may, with respect to any year during the term hereof, award a bonus or bonuses to Employee; provided, however, Employer shall annually provide Employee with a bonus based on the terms as more particularly described in Appendix “A” attached hereto. Appendix “A” may be modified, supplemented, or replaced from time to time by written agreement between Employer and Employee for the purpose of defining the then current bonus calculation methodologies for the applicable year(s). The compensation provided for in this Section 3(a) shall be in addition to any pension or profit sharing payments set aside or allocated for the benefit of Employee in either a tax qualified plan or otherwise.

Attached hereto as Appendix B are the financial terms that have been established for the calendar year 2011. It is the intention of the parties that a new Appendix B will be approved by the Board and signed by the Chairman of the Parent’s Compensation Committee and the Employee no later than March 31 of each calendar year (or portion thereof) covered by this Agreement, as amended. In the absence of an approval by the Compensation Committee of such a new Appendix B for any year (or portion thereof), the Appendix B for the prior year will remain in full force and effect.

(b) If the Board determines in its sole discretion that general economic conditions, the economic conditions of the oil and gas industry or the financial condition of Parent require such measures, the Board may reduce Employee’s compensation hereunder, but in any such case by no more nor less than the percentage by which it has reduced and only if it reduces concurrently the compensation of all executive management and mid-management shore-based employees of Parent and its subsidiaries.

(c) Employer shall reimburse Employee for all reasonable expenses incurred by Employee in the performance of his duties under this Agreement; provided, however, that Employee must furnish to Employer an itemized account, satisfactory to Employer, in substantiation of such expenditures.

(d) Employee shall be entitled to such fringe benefits including, but not limited to, medical and family insurance benefits as may be provided from time to time by Employer to other senior officers of Employer; provided, however, that any health insurance shall not provide for a preexisting condition limitation, and, provided further, that during the term of this Agreement, such fringe benefits shall always be equal to, at a minimum, the maximum fringe benefits provided in a particular year to any other officer of Employer or Parent other than with respect to the grant of an award under any Incentive Compensation Plan of Employer.

(e) To the extent permitted by applicable law and terms of the benefit plans, Employer shall include in Employee’s credited service, in any case where credited service is relevant in determining eligibility for or benefits under any employee benefits plan, the Employee’s service for any parent, subsidiary or affiliate of Employer or for any predecessor thereof and time served at prior employers.

(f) Employer shall provide Employee with an automobile during the term of the Agreement as approved by the President and Chief Executive Officer. Employer will also pay for auto insurance, maintenance and fuel. Employee may use the automobile for personal use and will pay all taxes related to such personal use.

(g) Employee shall be eligible to participate in such incentive compensation and stock option plans that have been approved or may in the future be approved by the shareholders of Parent or Employer and administered by the Board.

4. Duties. Employee is engaged and shall serve as Executive Vice President, General Counsel and Chief Compliance Officer of (i) Parent, (ii) Employer and (iii) any other direct or indirect subsidiaries of Parent that may be formed or acquired. In addition, Employee shall have such other duties and hold such other offices as may from time to time be reasonably assigned to him by the Board.

5. Extent of Services; Vacations and Days Off.

(a) During the term of his employment under this Agreement, Employee shall devote his full business time, energy and attention to the benefit and business of Employer as may be necessary in performing his duties pursuant to this Agreement. Employee shall not provide services of a business nature to any other person other than that which has been disclosed and permitted by the Employer.

(b) Employee shall be entitled to vacations and holidays with pay and to such personal and sick leave with pay in accordance with the policy of Employer as may be established from time to time by Employer and applied to other senior officers of Employer; provided, however, that Employee shall annually be entitled to the maximum number of vacation days and holidays afforded to any other officer of Employer or Parent.

6. Facilities. Employer shall provide Employee with a fully furnished office, and the facilities of Employer shall be generally available to Employee in the performance of his duties pursuant to this Agreement; it being understood and contemplated by the parties that all equipment, supplies and office personnel required for Employee’s performance of duties under this Agreement shall be supplied by Employer.

7. Illness or Incapacity, Termination on Death.

(a) If during the term of his employment Employee becomes permanently disabled, as defined below, or dies, Employer shall pay to the Employee or his estate compensation through the date of death or determination of permanent disability, including salary, any prior year bonus compensation earned but not yet paid and the pro-rated portion of any current year bonus as and when determined in the ordinary course of the calculation of current year bonus due to other executive officers of Employer. Employer shall continue to provide medical insurance and other benefits to which Employee’s dependents would otherwise have been entitled for one year following the date of death or determination of permanent disability. Effective upon the date of death or determination of permanent disability, any and all options, rights or awards granted in conjunction with Parent’s or Employer’s incentive compensation and stock option plans shall immediately vest; provided that, with respect to restricted stock awards or restricted stock unit awards that contain performance criteria for vesting, the greater of (x) the Base Shares (as such term is used in the restricted stock awards and restricted stock unit awards) or (y) the number of shares that would have vested on the date of the death or determination of permanent disability as if such date were the end of the Measurement Period (as such term is used in the restricted stock awards and the restricted stock unit awards) shall vest and all other shares covered by such awards shall be forfeited. Except for the benefits set forth in the preceding sentences and any life insurance benefits included in the benefit package provided at such time by Employer to Employee, Employer shall have no additional financial obligation under this Agreement to Employee or his estate. After receiving the payments and health insurance benefits provided in this subparagraph (a), Employee and his estate shall have no further rights under this Agreement.

(b)

(i) During any period of disability, illness or incapacity during the term of this Agreement that renders Employee at least temporarily unable to perform the services required under this Agreement for a period that shall not equal or exceed ninety (90) continuous days (provided that a return to full work status of less than five full days shall be deemed not to interrupt the calculation of such 90 days), Employee shall receive the compensation payable under Section 3(a) of this Agreement plus any bonus compensation earned through the last day of such ninety (90) day period but not yet paid, less any benefits received by him under any disability insurance carried by or provided by Employer. All rights of Employee under this Agreement (other than rights already accrued) shall terminate as provided below upon Employee’s permanent disability (as defined below), although Employee shall continue to receive any disability benefits to which he may be entitled under any disability income insurance that may be carried by or provided by Employer from time to time; Employer hereby agrees to provide such insurance on a same occupation basis.

(ii) The terms “permanently disabled” and “permanent disability” as used in this Agreement shall mean that Employee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under any long term disability plan maintained by Employer that covers Employee. In the absence of such a long term disability plan, “permanently disabled” and “permanent disability” shall mean that Employee is unable to engage in any substantial gainful activity for a period of at least ninety (90) days in any one-year period by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. In the event Employee becomes “permanently disabled,” the Board may terminate Employee’s employment under this Agreement upon ten (10) days’ prior written notice. If any determination with respect to “permanent disability” is disputed by Employee, the parties hereto agree to abide by the determination with respect to “permanent disability” of a panel of three physicians. Employee and the Board shall each appoint one member, and the third member of the panel shall be appointed by the other two members. Employee agrees to make himself available for and submit to examinations by such physicians as may be directed by the Board. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.

8. Other Terminations.

(a)

(i) Employee may terminate his employment hereunder for any reason whatsoever upon giving at least thirty (30) days’ prior written notice. In addition, Employee shall have the right to terminate his employment hereunder on the conditions and at the times provided for in Section 8(d) of the Agreement.

(ii) If Employee gives notice pursuant to Section 8(a)(i) above, Employer shall have the right to relieve Employee, in whole or in part, of his duties under this Agreement (without reduction in compensation through the termination date).

(b)

(i) Except as otherwise provided in this Agreement, Employer may terminate the employment of Employee hereunder only for “good cause” (as defined below) and upon written notice.

(ii) As used herein, “good cause” shall mean:

(1) Employee’s conviction of either a felony involving moral turpitude or any crime in connection with his employment by Employer that causes Employer a substantial detriment, but specifically shall not include traffic offenses;

(2) actions or inactions by Employee that clearly are contrary to the best interests of Employer;

(3) Employee’s willful failure to take actions permitted by law and necessary to implement policies of the Board that the Board has communicated to him in writing, provided that such policies that are reflected in minutes of a Board meeting attended in its entirety by Employee shall be deemed communicated to Employee;

(4) Employee’s continued failure to devote his full business time, energy and attention to his duties as an executive officer of Employer or its affiliates, following written notice from the Board to Employee of such failure; or

(5) any condition that either resulted from Employee’s current substantial dependence on alcohol, or any narcotic drug or other controlled or illegal substance. If any determination of substantial dependence is disputed by Employee, the parties hereto agree to abide by the decision of a panel of three physicians appointed in the manner specified in Section 7(b)(ii) of this Agreement.

(6) With respect to (2) through (5) above, such circumstances shall not constitute “good cause” unless Employee has failed to cure such circumstances within 10 business days following written notice thereof from the Board identifying in reasonable detail the manner in which the Employer believes that Employee has not performed such duties and indicating the steps Employer requires to cure such circumstances.

(iii) Termination of the employment of Employee for reasons other than those expressly specified in this Agreement as good cause shall be deemed to be a termination of employment “without good cause.”

(c)

(i) If Employer shall terminate the employment of Employee without good cause effective on a date earlier than the termination date provided for in Section 2 (with the effective date of termination as so identified by Employer being referred to herein as the “Accelerated Termination Date”), Employee, until the termination date provided for in Section 2 shall continue to receive the salary and other compensation and benefits specified in Section 3, in each case in the amount and kind and at the time provided for in Section 3 (provided, however, that if such benefits are not available under Employer’s benefit plans or applicable law, Employer shall be responsible for the cost of providing equivalent benefits); provided that bonuses for each calendar year till the termination date

(1) that are discretionary in nature, shall be paid based on the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year (or, in the case of an Accelerated Termination Date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year), determined on a basis consistent with the last completed year for which bonuses have been paid but using the projected bonus amounts for the then current year (or, in the case of an Accelerated Termination Date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year) determined by extrapolating the information as of the Accelerated Termination Date based on the best information available at the time of the calculation; and

(2) that are performance based, shall be based on the amount equal to the bonuses that would have been payable for the applicable year (or, in the case of an Accelerated Termination Date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year), had Employee been employed with the Employer at the end of each such year and paid at the time bonuses for each such year are paid to those still employed by Employer, determined on a basis consistent with the last completed year for which bonuses have been paid but using the bonus amounts for the then current year (or, in the case of an Accelerated Termination Date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year);

provided further that, notwithstanding such termination of employment, Employee’s covenants set forth in Sections 10 and 11 shall remain in full force and effect; also provided further that, at Employer’s option, Employee’s covenants set forth in Sections 10 and 11 shall renew in full force and effect for an additional one (1) year following the period referred to in Sections 10 and 11 if Employer elects to provide and provides to Employee the salary and other compensation and other benefits specified in Section 3 for an additional period of one (1) year following the period set forth above in this Section (8)(c)(i). If Employee shall violate any of the provisions of Sections 9, 10 or 11 at any time prior to the expiration of two years after the termination of Employee’s employment with Employer (or, if applicable, the referenced one-year renewal period), then, in addition to its other rights and remedies, Employer shall have the right to terminate all further payments of compensation or benefits to Employee and shall have no further obligation therefor.

(ii) If Employer shall terminate the employment of Employee without good cause effective on a date earlier than the termination date provided for in Section 2, any and all options, rights or awards granted in conjunction with Parent’s or Employer’s incentive compensation and stock option plans shall immediately vest; provided that, with respect to each such option, right or award that contains performance criteria for vesting, the number of shares that would have vested (or the amount of cash that would have been paid) had Employee been employed with the Employer through the end of each Measurement Period (depending on satisfaction of the performance criteria at the end of each such Measurement Period) shall vest (or be paid) at the time Employee would have otherwise vested (or been paid) had he been employed with the Employer through the end of each such Measurement Period, and thereafter all entitlements under such option, right or award that could have vested at the end of each such Measurement Period, but did not, shall be forfeited. Further, if Employer amends or waives such performance criteria for the benefit of any employees before or after the Employer terminates Employee’s employment without good cause but prior to the end of each applicable Measurement Period, then Employer shall treat Employee’s applicable options, rights or awards in a substantially similar manner.

(iii) If Employee is eligible for the payments and benefits paid and provided pursuant to this Section 8(c), Employee is not eligible for payments under Section 2.

(iv) The parties agree that, because there can be no exact measure of the damage that would occur to Employee as a result of a termination by Employer of Employee’s employment without good cause, the payments and benefits paid and provided pursuant to this Section 8(c) shall be deemed to constitute liquidated damages and not a penalty for Employer’s termination of Employee’s employment without good cause, and Employer agrees that Employee shall not be required to mitigate his damages.

(d)

(i) If a Change in Control of Employer, as defined in Section 8(d)(ii) shall occur, and Employee shall:

(1) voluntarily terminate his employment within one year following such Change in Control and such termination shall be as a result of Employee’s good faith determination that Employer:

(A) has after the Change in Control reduced Employee’s annual base salary or potential bonus level or any incentive compensation or equity incentive compensation plan benefit (as in effect immediately before such Change in Control);

(B) has relocated Employee’s office to a location that is more than 35 miles from the location in which Employee principally works for Employer or Parent immediately before such Change in Control;

(C) has relocated the principal executive office of Parent, Employer or the office of Employer’s operating group for which Employee performed the majority of his services for Employer during the year before the Change in Control to a location that is more than 35 miles from the location of such office immediately before such Change in Control;

(D) has required Employee, in order to perform duties of substantially equal status, dignity and character to those duties Employee performed immediately before the Change in Control, to travel on Employer’s business to a substantially greater extent than is consistent with Employee’s travel obligations immediately before such Change in Control;

(E) has failed to continue to provide Employee with benefits substantially equivalent to those enjoyed by Employee under any of Employer’s life insurance, medical, health and accident or disability plans and incentive compensation or equity incentive compensation plans in which Employee was participating immediately before the Change in Control;

(F) has taken any action that would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee immediately before the Change in Control;

(G) has failed to provide Employee with at least the number of paid vacation days to which Employee is entitled on the basis of years of service under Employer’s normal vacation policy in effect immediately before the Change in Control giving credit for time served at prior employers;

(2) voluntarily terminate his employment within one year following such Change in Control and such termination shall be as a result of Employee’s good faith determination that as a result of the Change in Control and a change in circumstances thereafter significantly affecting his position other than those listed in Section 8(d)(i)(1) above, he can no longer adequately exercise the authorities, powers, functions or duties attached to his position as an executive officer of Employer, Parent or any of their affiliates; or

(3) voluntarily terminate his employment within one year following such Change in Control, and such termination shall be as a result of Employee’s good faith determination that he can no longer perform his duties as an executive officer of Employer, Parent or any of their affiliates by reason of a substantial diminution in his responsibilities, status, title or position;

(4) have his employment terminated by Employer for reasons other than those specified in Section 8(b)(ii) within one (1) year following such Change in Control;

then in any of the above four cases, Employee shall have, instead of the rights described in Section 3(a), the right to immediately terminate this Agreement and receive from Employer, within fifteen business days following the date Employee notifies Employer of his constructive or voluntary termination pursuant to this Section 8(d)(i)(1), (2) or (3) or within three business days of having his employment terminated under 8(d)(i)(4) above, (A) a lump sum cash payment equal to one and one-half (1 1/2) times the amount of Employee’s Basic Salary with respect to the year in which such termination has occurred plus one and one-half (1 1/2) times the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year (or, in the case of termination date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year), such previous year determined on a basis consistent with the last completed year for which bonuses have been paid but using the projected bonus amounts for the then current year (or, in the case of a termination date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year), determined by extrapolating the information as of the termination date based on the best information available at the time of the calculation; provided, however, that if Employee for any reason did not receive a bonus in the immediately preceding year and would not have been eligible for a bonus under (y) of the previous clause, Employee shall be deemed for purposes of this Section 8(d)(i) to have received a bonus in the amount of one-fourth of his annual Basic Salary for such year, and (B) medical plan coverage and other insurance benefits provided for himself and his spouse and dependents (to the extent his spouse and dependents are covered under the medical plan and other insurance benefits as of the date of Employee’s termination of employment) for a period of eighteen (18) months to begin on the date immediately following the expiration of the eighteen (18) month coverage period for such benefits as provided under Employee’s Change in Control Agreement entered into on August 5, 2008, as amended (provided, however, that if such benefits are not available under Employer’s benefit plans or applicable laws, Employer shall be responsible for the cost of providing equivalent benefits). Employee shall not be required to mitigate the amount of any payment provided for in this Section 8(d)(i) by seeking other employment or otherwise. The obligation to provide this medical plan coverage shall terminate in the event Employee becomes employed by another employer that provides a medical plan that fully covers Employee and his dependents without a preexisting condition limitation. Employee shall be eligible for payments pursuant to this Section 8(d) if Employee complies with the terms of Sections 10 and 11 of this Agreement.

(ii) For purposes of this Agreement, a “Change in Control” shall mean:

(1) the obtaining by any person or persons acting as a group of fifty percent (50%) or more of the voting shares of Parent pursuant to a “tender offer” for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

(2) a majority of the members of the Parent’s board of directors is replaced during any twelve (12) month period by new directors whose appointment or election is not endorsed by a majority of the members of the Parent’s board of directors before the date of such new directors’ appointment or election; or

(3) any person, or persons acting as a group, acquire (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or more than seventy-five percent (75%) of the total gross fair market value of all of the assets of the Parent immediately before such acquisition or acquisitions (other than transfers to related persons as defined in Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations).

The determination of whether a Change in Control has occurred shall be made in accordance with Section 409A of the Code (as defined below), and the Treasury Regulations and other guidance issued thereunder.

(iii) The provisions of Section 8(c) and this Section 8(d) are mutually exclusive; provided, however, that if within one year following commencement of a Section 8(c) payout there shall be a Change in Control as defined in Section 8(d)(ii), then Employee shall be entitled to the greater of the amounts payable to Employee under Sections 8(c) or 8(d)(i) reduced by the amount that Employee has previously received under Section 8(c) up to the date of the Change in Control. The triggering of the lump sum payment requirement of this Section 8(d) shall cause the provisions of Section 8(c) to become inoperative. The triggering of the continuation of payment provisions of Section 8(c) shall cause the provisions of Section 8(d) to become inoperative except to the extent provided in this Section 8(d)(iii).

(e) If the employment of Employee is terminated for good cause under Section 8(b)(ii) of this Agreement, or if Employee voluntarily terminates his employment by written notice to Employer under Section 8(a) of this Agreement without reliance on Section 8(d), Employer shall pay to Employee any compensation earned but not paid to Employee prior to the effective date of such termination. Under such circumstances, such payment shall be in full and complete discharge of any and all liabilities or obligations of Employer to Employee hereunder, and Employee shall be entitled to no further benefits under this Agreement. Employee must, however, still comply with the obligations set forth in Sections 10 and 11 of this Agreement.

9. Inventions and Other Intellectual Property. Employee hereby agrees that any design, invention, copyright or trademark materials made or created as a result of or in connection with the duties of Employee hereunder shall be the sole and exclusive property of Employer, and Employee hereby assigns and transfers to Employer the entire right, title and interest of Employee in and to the foregoing. Employee further agrees that, at Employer’s request and expense, Employee will execute any deeds, assignments or other documents necessary to transfer any such design, invention, copyright or trademark materials to Employer and will cooperate with Employer or its nominee in perfecting Employer’s title (or the title of Employer’s nominee) in such materials. During the term of his employment, Employee shall keep Employer informed of the development of all designs, inventions or copyright materials made, conceived or reduced to practice by Employee, in whole or in part, alone or with others, that either result from any work Employee may do for or at the request of Employer or any affiliate of Employer or are related to the present or contemplated activities, investigations or obligations of Employer or any affiliate of Employer. If any such design, invention, or copyright material relating in any manner to the business of Employer or Parent or any research and development of Employer or any affiliate of Employer is disclosed by Employee within six (6) months after leaving the employ of Employer, it shall be presumed that such design, invention, copyright or trademark materials resulted or were conceived from developments made during the period of the employment by Employer of Employee (unless Employee can conclusively prove that such design, invention, copyright or trademark materials were conceived, made and discovered solely during the period following termination of employment hereunder) and Employee agrees that any such design, invention, copyright or trademark materials shall belong to Employer.

10. Confidential Information and Trade Secrets.

(a) Employer is engaged in the highly competitive business of the offshore transportation of refined and unrefined petroleum products, offshore towing, offshore supply vessel services, anchor handling and towing services, well stimulation vessel services, well-test services, offshore pipeline remediation services, ROV support services, offshore construction services, and other services required in the offshore construction, energy exploration and production industry and in specialty services in United States coastal waters in the Restricted Area (as defined below). The foregoing collectively referred to as “Hornbeck’s Business.” In this business, Employer generates a tremendous volume of Confidential Information and Trade Secrets which it hereby agrees to share with Employee, and which Employee will have access to and knowledge of through or as a result of Employee’s employment with the Employer. “Confidential Information and Trade Secrets” includes any information, data or compilation of information or data developed, acquired or generated by Employer, or its employees (including information and materials conceived, originating, discovered, or developed in whole or in part by Employee at the request of or for the benefit of Employer or while employed by Employer), which is not generally known to persons who are not employees of Employer, and which Employer generally does not share other than with its employees, or with its customers and suppliers on an individual transactional basis. “Confidential Information and Trade Secrets” may be written, verbal or recorded by electronic, magnetic or other methods, whether or not expressly identified as “Confidential” by Employer.

(b) “Confidential Information and Trade Secrets” includes, but is not limited to, the following information and materials:

(i) Financial information, of any kind, pertaining to Employer, including, without limitation, information about the profit margins, profitability, income and expenses of Employer or any of its divisions or lines of business;

(ii) Names and all other information about, and all communications received from, sent to or exchanged between, Employer and any person or entity which has purchased, contracted, hired, chartered equipment, vessels, personnel or services, or otherwise entered into a transaction with Employer regarding Hornbeck’s Business, or to which Employer has made a proposal with respect to Hornbeck’s Business (such person or entity being hereinafter referred to as “Customer” or “Customers”);

(iii) Names and other information about Employer’s employees, including their experience, backgrounds, resumes, compensation, sales or performance records or any other information about them;

(iv) Any and all information and records relating to Employer’s contracts, transactions, charges, prices, or sales to its Customers, including invoices, proposals, confirmations, statements, accounting records, bids, payment records or any other information regarding transactions between Employer and any of its Customers;

(v) All information about the employees, agents or representatives of Customers who are involved in evaluating, providing information for, deciding upon, or committing to purchase, sell or otherwise enter into a transaction relating to Hornbeck’s Business (each such individual being hereinafter referred to as a “Customer Representative”) including, without limitation, with respect to any such individual, his name, address, telephone and facsimile numbers, email addresses, titles, positions, duties, and all records of communications to, from or with any such Customer Representative;

(vi) Any and all information or records relating to Employer’s contracts or transaction with, or prices or purchases from any person or entity from which Employer has purchased or otherwise acquired goods or services of any kind used in connection with Hornbeck’s Business (each such person or entity being hereinafter referred to as a “Supplier”), including invoices, proposals, confirmations, statements, accounting records, bids, payment records or any other information documents regarding amounts charged by or paid to suppliers for products or services;

(vii) All information about the employees, agents or representatives of Suppliers who are involved in evaluating, providing information for, deciding upon, or committing to purchase, sell or otherwise enter into a transaction relating to Hornbeck’s Business (each such individual being hereinafter referred to as “Supplier Representative”) including, without limitation, with respect to any such individual, his name, address, telephone and facsimile numbers, email addresses, titles, positions, duties, and all records of communications to, from or with any such Supplier Representative;

(viii) Employer’s marketing, business and strategic growth plans, methods of operation, methods of doing business, cost and pricing data, and other compilations of information relating to the operations of Employer.

(c) Employee acknowledges that all notes, data, forms, reference and training materials, leads, memoranda, computer programs, computer print-outs, disks and the information contained in any computer, and any other records which contain, reflect or describe any Confidential Information and Trade Secrets, belong exclusively to Employer. Employee shall promptly return such materials and all copies thereof in Employee’s possession to Employer upon termination of his employment, regardless of the reasons therefor (such date being hereinafter referred to as the “Termination Date”).

(d) During Employee’s employment with Employer and thereafter, Employee will not copy, publish, convey, transfer, disclose nor use, directly or indirectly, for Employee’s own benefit or for the benefit of any other person or entity (except Employer) any Confidential Information and Trade Secrets. Employee’s obligation shall continue in full force and effect until the later of the final day of any period of non-competition or eighteen (18) months after the termination of Employer’s employment. Employee will abide by all rules, guidelines, policies and procedures relating to Confidential Information and Trade Secrets implemented and/or amended from time to time by Employer.

Employee acknowledges that any actual or threatened breach of the covenants contained herein will cause Employer irreparable harm and that money damages would not provide an adequate remedy to Employer for any such breach. For these reasons, and because of the unique nature of the Confidential Information and Trade Secrets and the necessity to preserve such Confidential Information and Trade Secrets in order to protect Employer’s property rights in the event of a breach or threatened breach of any of the provisions herein, Employer, in addition to any other remedies available to it at law or in equity, shall be entitled to immediate injunctive relief against Employee to enforce the provisions of this Agreement and shall be entitled to recover from Employee its reasonable attorney’s fees and other expenses incurred in connection with such proceedings.

11. Noncompetition and Nonsolicitation.

(a) During the term of Employee’s employment, Employer agrees to provide, and to continue to provide, Employee access to, and the use of, its “Confidential Information and Trade Secrets” concerning Hornbeck’s Business, and Employer’s employees, Customers and Customer Representatives, Suppliers and Supplier Representatives and Employer’s transactional histories with all of them, as well as information about the logistics, details, revenues and expenses of Hornbeck’s Business, in order to allow Employee to perform Employee’s duties under this Agreement, and to develop or continue to solidify relationships with Customers, Customer Representatives, Suppliers and Supplier Representatives. Employee acknowledges that new and additional Confidential Information and Trade Secrets regarding each of these matters is developed by Employer as a part of its continuing operations, and Employer hereby agrees to provide Employee access to and use of all such new, additional and continuing Confidential Information and Trade Secrets, and Employee acknowledges that access to such new, additional and continuing Confidential Information and Trade Secrets is essential for Employee to be able to perform, and continue to perform, Employee’s duties under this Agreement.

(b) In consideration of Employer’s agreement to provide Employee with access to and use of its Confidential Information and Trade Secrets, including new, additional and continuing Confidential Information and Trade Secrets, and to provide training, Employee agrees to refrain from competing with Employer, or otherwise engaging in Restricted Activities within the Restricted Area, each as defined herein, during the Restricted Period.

(c) Restricted Period. Employee agrees that during the term of his employment with Employer, and for a period of two years thereafter, regardless of the date or cause of such termination (the “Restricted Period”), and regardless of whether the termination occurs with or without cause, and regardless of who terminates such employment, Employee will not directly or indirectly, as an employee, officer, director, shareholder, proprietor, agent, partner, recruiter, consultant, independent contractor or in any other individual or representative capacity, engage in any of the Restricted Activities within the Restricted Area.

(d) Restricted Activities. Restricted Activities shall mean and include all of the following:

(i) Conducting, engaging or participating, directly or indirectly, as employee, agent, independent contractor, consultant, partner, shareholder, investor, lender, underwriter or in any other capacity with another company that is engaged in Hornbeck’s Business. The restrictions of this Section shall not be violated by (i) the ownership of no more than 5% of the outstanding securities of any company whose stock is publicly traded, (ii) other outside business investments approved in writing by the Chief Executive Officer or President of Employer that do not in any manner conflict with the services to be rendered by Employee for Employer and its affiliates and that do not diminish or detract from Employee’s ability to render his attention to the business of Employer and its affiliates or (iii) employment by a certified public accounting firm or a commercial or investment bank that may have as a client or customer: (A) a Competitor to Employer or (B) any of the clients or customers of Employer with whom Employer did business during the term of Employee’s employment, so long as Employee does not directly or indirectly serve, advise or consult in any way such Competitor to Employer or client or customer of Employer, respectively, for a period of twelve (12) months after Employee’s termination.

(ii) Recruiting, hiring or attempting to recruit or hire, either directly or by assisting others, any other employee of Employer, or any of its customers or suppliers in connection with Hornbeck’s Business. For purposes of this covenant, “any other employee” shall include employees, consultants, independent contractors or others who are still actively employed by, or doing business with, Employer, its Customers or Suppliers, at the time of the attempted recruiting or hiring, or were so employed or doing business at any time within six months prior to the date of such attempted recruiting or hiring;

(iii) Communicating, by any means, soliciting or offering to solicit the purchase, performance, sale, furnishing, or providing of any equipment, services, or product which constitute any part of Hornbeck’s Business to, for or with any Customer, Customer Representative, Supplier or Supplier Representative; and

(iv) Using, disclosing, publishing, copying, distributing or communicating any Confidential Information and Trade Secrets to or for

the use or benefit of Employee or any other person or entity other than Employer.

(e) Restricted Area. The Restricted Area shall mean and include each of the following in which Hornbeck’s Business is conducted:

(i) The following parishes of the State of Louisiana in which Employer carries on and is engaged in Hornbeck’s business: Acadia, Allen, Ascension, Assumption, Beauregard, Calcasieu, Cameron, East Baton Rouge, East Feliciana, Evangeline, Iberia, Iberville, Jefferson, Jefferson Davis, Lafayette, Lafourche, Livingston, Orleans, Plaquemines, Pointe Coupee, St. Bernard, St. Charles, St. Helena, St. James, St. John, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Terrebonne, Vermilion, Washington, West Baton Rouge, and West Feliciana and the state and federal waters offshore such parishes;

(ii) The following counties of the State of Texas in which Employer carries on and is engaged in Hornbeck’s business: Aransas, Brazoria, Calhoun, Cameron, Chambers, Fort Bend, Galveston, Harris, Houston, Jackson, Jefferson, Kenedy, Kleberg, Liberty, Matagorda, Montgomery, Nueces, Orange, Refugio, San Jacinto, San Patricio, Waller and Willacy and the state and federal waters offshore such counties;

(iii) The following counties in the State of New York in which Employer carries on and is engaged in Hornbeck’s business: Bronx, Kings, Nassau, New York, Queens, Richmond, Rockland, Suffolk, and Westchester and the state and federal waters offshore such parishes;

(iv) The following counties in the State of New Jersey in which Employer carries on and is engaged in Hornbeck’s business: Atlantic, Bergen, Cape May, Hudson, Middlesex, Monmouth, Ocean and Union and the state and federal waters offshore such parishes;

(v) The following government subdivisions in the country of Trinidad and Tobago: San Fernando, Galeota and Chagaramas and the state and federal waters offshore the same;

(vi) The following government subdivisions of Mexico: Ciudad del Carmen, Poza Rica and Dos Bocas and the state and federal waters offshore the same;

(vii) The following government subdivisions of Brazil: Macaé, Vitória and Rio de Janeiro and the state and federal waters offshore the same; and

(viii) The following government subdivisions of Qatar: Doha and the state and federal waters offshore the same.

(f) Agreement Ancillary to Other Agreements. This covenant not to compete is ancillary to and part of other agreements between Employer and Employee, including, without limitation, Employer’s agreement to disclose, and continue to disclose, its Confidential Information and Trade Secrets, and its agreement to provide, and continue to provide, training, education and development to Employee.

(g) Independent Agreements. The parties hereto agree that the foregoing restrictive covenants set forth herein are essential elements of this Agreement, and that, but for the agreement of Employee to comply with such covenants, Employer would not have agreed to enter into this Agreement. Such covenants by Employee shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Employer of such covenants.

(h) Equitable Reformation. The parties hereto agree that if any portion of the covenants set forth herein are held to be illegal, invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. Employer and Employee agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable herein to be illegal, invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not illegal or against public policy may be enforced against Employee. Employer and Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by Employer and the Confidential Information and Trade Secrets and training provided by Employer to Employee.

12. Injunctive Relief. Employee agrees that damages at law will be an insufficient remedy to Employer if Employee violates or attempts or threatens to violate the terms of Sections 9, 10 or 11 of this Agreement and that Employer would suffer irreparable damage as a result of such violation or attempted or threatened violation. Accordingly, it is agreed that Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to Employer, at law or in equity. In the event either party commences legal action relating to the enforcement of the terms of Sections 9, 10 or 11 of this Agreement, the prevailing party in such action shall be entitled to recover from the other party all of the costs and expenses in connection therewith, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings).

13. Compliance with Other Agreements. Employee represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any agreement to which Employee is a party or by which Employee is or may be bound.

14. Waiver of Breach. The waiver by Employer of a breach of any of the provisions of this Agreement by Employee shall not be construed as a waiver of any subsequent breach by Employee.

15. Binding Effect; Assignment.

(a) Employer is a subsidiary of Hornbeck Offshore Services, Inc. (the Parent), and Hornbeck’s Business, as defined in Section 10, is carried on by, and the Confidential Information and Trade Secrets as defined in Section 10 has been, and will continue to be, developed by Employer, Parent and each of Parent’s or Employer’s subsidiaries and affiliates, all of which shall be included within the meaning of the word “Employer” as that term is used in Sections 9, 10, 11 and 12 of this Agreement. This Agreement shall inure to the benefit of, and be enforceable by, Employer, Parent, and each of the subsidiaries and affiliates included within the definition of the word “Employer” as used in Sections 9, 10, 11 and 12.

(b) The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. This Agreement is a personal employment contract and the rights, obligations and interests of Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

16. Indemnification. Employee shall be entitled throughout the term of this Agreement and thereafter to indemnification by Parent and Employer in respect of any actions or omissions as an employee, officer or director of Parent, Employer (or any successor thereof) to the fullest extent permitted by law. The parties acknowledge that Employee is also entitled to the benefits of a separate Indemnification Agreement between Employee and Parent and that this Section shall be read as complimentary with and not in conflict with or substitution for such Indemnification Agreement. Parent and Employer also agree to obtain directors and officers (D&O) insurance in a reasonable amount determined by the Board and to maintain such insurance during the term of this Agreement (as such Agreement may be extended from time to time) and for a period of twelve (12) months following the termination of this Agreement, as so extended.

17. Entire Agreement/Application to Other Agreements. Excepting the Change in Control Agreement entered into between the Employer and the Employee on August 5, 2008, as later amended effective December 31, 2009 (the “Change in Control Agreement”), this Agreement (including Appendix A and Appendix B) contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought. Addressing the relationship between this Agreement and the Change in Control Agreement: (i) the Change in Control Agreement shall remain in full force and effect in accordance with its terms and shall not be deemed amended nor terminated due to this Agreement; and (ii) any and all substantive conflicts between the Change in Control Agreement and this Agreement shall be resolved in favor of the Change in Control Agreement.

18. Construction and Interpretation.

(a) The Board shall have the sole and absolute discretion to construe and interpret the terms of this Agreement, unless another individual or entity is charged with such responsibility.

(b) This Agreement shall be construed pursuant to and governed by the laws of the State of Louisiana (but any provision of Louisiana law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Louisiana).

(c) The headings of the various sections in this Agreement are inserted for convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement.

(d) Consistent with Section 11(h) the following sentences of this Section 18(d) shall apply. Any provision of this Agreement that is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation that renders the term or provision valid shall be favored.

(e) This Agreement shall be construed to the extent necessary to comply with the provisions of Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder.

19. Notice. All notices that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

To Employer:

HORNBECK OFFSHORE OPERATORS, LLC

Attention: Todd M. Hornbeck, President and Chief Executive Officer

103 Northpark Blvd., Suite 300

Covington, LA 70433

Fax: (985) 727-2006

To Employee:

SAMUEL A. GIBERGA

10 Cherokee Lane

Covington, LA 70433

Fax: (985) 727-2006

20. Venue; Process. The parties agree that all obligations payable and performable under this Agreement are payable and performable at the offices of Employer in Covington, St. Tammany Parish, Louisiana. The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the 22nd Judicial District Court for the Parish of St. Tammany or in the United States District Court for the Eastern District of Louisiana, New Orleans Division, New Orleans Office.

21. Six-Month Delay. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with Employer, he is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement would constitute deferred compensation subject to Section 409A of the Code, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date that is six (6) months following Employee’s termination of employment with Employer, or (b) the Employee’s death. The provisions of this Section 21 shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any Treasury Regulations and other guidance issued thereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

EMPLOYER:

HORNBECK OFFSHORE OPERATORS, LLC

By:	/s/ Todd M. Hornbeck
Todd M. Hornbeck, President and
Chief Executive Officer

EMPLOYEE:

/s/ Samuel A. Giberga
SAMUEL A. GIBERGA

ACKNOWLEDGED AND AGREED TO FOR PURPOSES OF GUARANTEEING THE FINANCIAL OBLIGATIONS OF EMPLOYER TO EMPLOYEE: HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ Todd M. Hornbeck
Todd M. Hornbeck, President and
Chief Executive Officer

APPENDIX A

Employer shall annually provide Employee with a bonus comprised of two components, each of which shall represent approximately 50% of the aggregate bonus potential. Component One shall be at least equal as a percentage of Basic Salary as is determined by comparing the actual Hornbeck Offshore Services, Inc. (“Parent”) earnings before interest, taxes, depreciation, amortization (“EBITDA”), as adjusted by loss on early extinguishment of debt, stock-based compensation expense and interest income (as applicable) (“adjusted EBITDA”), calculated on a consolidated basis with Parent’s subsidiaries, such actual Parent adjusted EBITDA performance, to be derived from audited financial statements of Parent and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles (“GAAP”), taking into account accruals for such bonuses for Employee and other employees of Employer, to the Parent adjusted EBITDA target set in advance by the Board (referred to herein as the “Target”) for each fiscal year under the term of this Agreement as contemplated below. Component Two shall be determined at the sole discretion of the Compensation Committee of the Parent’s Board of Directors based on the performance of the Company and Employee.

With respect to Component One, Employer and Employee agree that the Target is to be aggressively set by the Compensation Committee such that this bonus incentive for Employee is aligned with Parent stockholder goals for each fiscal year. If in any year (or portion thereof) Parent should issue additional equity in conjunction with any acquisition, newbuild program or for any other purpose, the EBITDA Target originally set for such year (or portion thereof) will be adjusted to take into account the income statement effect of the use of proceeds. Bonus awards for the Component One Target based upon such percentage comparisons are as follows:

(i) achievement of eighty percent (80%) of Target earns a bonus of ten percent (10%) of Basic Salary;

(ii) achievement of one hundred percent (100%) of Target earns a bonus of fifty percent (50%) of Basic Salary; and

(iii) achievement of one hundred twenty percent (120%) of Target earns a bonus of one hundred percent (100%) of Basic Salary.

With respect to Component One, the Bonus for Target achievement percentages (i) greater than eighty percent (80%) and less than one hundred percent (100%) and (ii) greater than one hundred percent (100%) but less than one hundred twenty percent (120%) shall be determined by the Compensation Committee using a curve which is a straight line connecting eighty percent (80%) and one hundred percent (100%) and another line connecting one hundred percent (100%) and one hundred twenty percent (120%). Notwithstanding the above, the Compensation Committee, in its sole discretion, may award a bonus to Employee under Component One for a Target achievement percentage that is less than eighty percent (80%), and the Compensation

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Committee, in its sole discretion, may award an additional bonus to Employee for a Target achievement percentage in excess of one hundred twenty percent (120%).

The applicable EBITDA Target and any other financial terms that vary from year to year will be set forth each year on an Appendix B.

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